Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Digital Media Solutions, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock	457(c)	49,206,264(1)(2)	$0.63(3)	$30,999,946.32	0.00011020	$3,416.19
Fees Previously Paid								—
	Total Offering Amounts							$3,416.19
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$3,416.19
(1)There are being registered hereunder by Digital Media Solutions, Inc. (the “Registrant”) 49,206,264 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) consisting of (i) 20,360,494 shares of Class A Common Stock issuable upon the conversion of 80,000 shares of Series A Convertible Redeemable Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), issued pursuant to the Securities Purchase Agreement dated March 29, 2023, by and among the Registrant and the Purchasers (the “Purchase Agreement”); (ii) 14,401,325 shares of Class A Common Stock issuable upon the conversion of 60,000 shares of Series B Convertible Redeemable Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock”), issued pursuant to the Purchase Agreement; and (iii) 14,444,444 shares of Class A Common Stock issuable upon the exercise of warrants to acquire shares of Class A Common Stock, at an exercise price of $0.6453 per share (the “Warrants” and, together with the Preferred Stock, the “Securities”), issued pursuant to the Purchase Agreement.
(2)Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of Class A Common Stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events.
(3)Estimated in accordance with Rule 457(c) solely for the purpose of calculating the total registration fee on the basis of $0.63 per share, which represents the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on April 28, 2023.
1